EXHIBIT (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Calvert Social Investment Fund:

We consent to the use of our reports, dated November 21, 2018, with respect to the financial statements of Calvert Conservative Allocation Fund, Calvert Moderate Allocation Fund, and Calvert Aggressive Allocation Fund, each a series of Calvert Social Investment Fund, as of September 30, 2018, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 24, 2019